Exhibit 99.4

FINAL FORM

AMENDMENT TO

LOGFIRE, INC. STOCK OPTION PLAN

This Amendment (this “Amendment”) to the LogFire, Inc. Stock Option Plan (the “Plan”), is effective as of December 9, 2016 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, LogFire, Inc. (the “Company”) maintains the Plan;

WHEREAS, under Section 16.13 of the Plan, the Company or the Administrator (as defined in the Plan) may amend the Plan, provided that no such amendment shall impair the rights of a participant with respect to outstanding options and shares resulting from the exercise of options granted under the Plan, without the written consent of the participant;

WHEREAS, OC Acquisition LLC is entering into an Agreement and Plan of Merger (“Merger Agreement”) to acquire the Company (the “Acquisition”); and

WHEREAS, in accordance with Section 4.14(b) of the Merger Agreement, the Company desires to amend certain terms of the Plan as set forth in this Amendment.

NOW, THEREFORE, effective as of the Effective Date, the Plan is hereby amended as follows:

1. Article VIII of the Plan is amended to add the following sentence to the end of the Article: “Notwithstanding anything to the contrary, the Exercise Price per Share shall not be less than 100% of the Fair Market Value per Share, subject to Section 6.2 with respect to a 10% Stockholder.”

2. Section 6.4 is amended to clarify that the exercise periods set forth therein for Incentive Stock Options do not supersede the exercise periods set forth in Section 11.1, and all Incentive Stock Options, as well as Non-Qualified Stock Options, are subject to Section 11.1.

3. Section 11.1(c) is amended to add the following to the end thereof: “provided that an IPO shall not be deemed to have occurred for purposes of this subsection (c) if an Option is assumed or otherwise continued in full force in effect under Article XVII and such Option becomes exercisable with respect to shares that are listed on a national securities exchange;”.

4. The Plan is amended to add a new article XVII to read in its entirety as follows:

Article XVII

Change in Control

17.1    In the event of a Change in Control (as defined below), each outstanding Option, as determined by the Board or the Administrator in its discretion, may be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an Option or other award granted by the successor corporation (or parent thereof), (iii) otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction, (iv) replaced with a cash retention program of the Company or any successor corporation (or parent thereof) which preserves the spread existing on the unvested Shares subject to the Option at the time of the Change in Control (the excess of the Fair Market Value of those Shares over the aggregate Exercise Price for such Shares) and, subject to Section 17.3, provides for subsequent payout of that spread in accordance with the same exercise/vesting schedule applicable to those unvested Option shares, but only if such replacement cash program would not result in the treatment of the Option as an item of deferred compensation subject to Section 409A, or (v) any combination of the foregoing. Determinations by the Board or Administrator under this Article need not be uniform among Participants.

17.2    To the extent an outstanding Option is not assumed, substituted, continued or replaced in accordance with 17.1, the Board or the Administrator in its discretion shall have the authority to provide that to the extent any Option remains unexercised and outstanding on the effective date of the Change in Control, such Option shall be cancelled and terminate and the holder of such Option shall become entitled to receive, upon consummation of the Change in Control and subject to Section 17.3, a lump sum cash payment in an amount equal to the product of (i) the number of shares of Common Stock subject to such Option and (ii) the excess of (a) the Fair Market Value per share of Common Stock on the date of the Change in Control over (b) the per Share Exercise Price in effect for such Option. However, any such Option shall be subject to cancellation and termination, without cash payment or other consideration due the Option holder, if the Fair Market Value per share of Common Stock on the date of such Change in Control is less than the per share Exercise Price in effect for such Option.

17.3    The Board or the Administrator shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Change in Control shall apply to any cash payment made pursuant to Section 17.1(iv) or Section 17.2 to the same extent and in the same manner as such provisions apply to a holder of a share of Common Stock.

17.4    Immediately following the consummation of the Change in Control, (i) all outstanding Options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction, (ii) no further Option grants may be made under the Plan, and (iii) to the extent that an Option is assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect, except as provided in Section 16.1, the Administrator shall not have the authority to effect the cancellation of any or all outstanding Options (as so assumed or continued in full force and effect) and to grant in substitution therefor new options covering the same or different number of shares but with an exercise price per share based on the fair market value per share on the new option grant date, or otherwise directly reduce the exercise price in effect for such outstanding Options.

17.5    In the event of any Change in Control, the Board or the Administrator in its discretion may determine that any outstanding repurchase rights (i) are to be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction or (ii) are to be terminated and the shares of Common Stock subject to those terminated rights are to immediately vest in full.

17.6    Each Option which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities into which the shares of Common Stock subject to that Option would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time. Appropriate adjustments shall also be made to the Exercise Price payable per share under each outstanding Option, provided the aggregate Exercise Price payable for such securities shall remain the same. To the extent the actual holders of the Company’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent thereof) may, in connection with the assumption or continuation of the outstanding Options and subject to Board’s or Administrator’s approval, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control.

17.7    Notwithstanding Article XV, if the vesting of any Option is based, in whole or in part, on performance, and such Option is assumed or otherwise continued in full force and effect in connection with a Change in Control, the Board or the Administrator shall determine how the unvested portion of the Option shall vest following the Change in Control, including without limitation, whether such Option shall automatically become vested at the target or maximum level of performance, whether such Option shall remain subject to any continuing service requirements, and any appropriate adjustments to the performance measures.

17.8    The grant of Options under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

17.9    Change in Control shall have the meaning assigned to such term in the Award Agreement for the particular Option or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term, and in the absence of such a Change in Control definition shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(a) a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; or

(b) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company; or

(c) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

In no event shall any public offering of the Company’s securities be deemed to constitute a Change in Control.

5. Except as modified by this Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date set forth below, but effective as of the Effective Date.

LOGFIRE, INC.

/s/ Diego Pantoja-Navajas
By

Diego Pantoja-Navajas
Print Name

Chief Executive Officer
Title

December 9, 2016
Date

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